                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
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    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

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                (Name of Registrant as Specified In Its Charter)

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/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed
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/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                    STRUCTURAL DYNAMICS RESEARCH CORPORATION

                               2000 EASTMAN DRIVE
                              MILFORD, OHIO 45150

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 29, 1997

TO THE SHAREHOLDERS OF STRUCTURAL DYNAMICS RESEARCH CORPORATION:

    You are cordially invited to attend the Annual Meeting of the Shareholders of Structural Dynamics Research Corporation to be held on April 29, 1997 at 2:00 P.M. at the Company's offices, 2000 Eastman Drive, Milford, Ohio 45150, for the purpose of considering and acting on the following:

    1. Election of three Class II directors to serve until the 1999 Annual Meeting.

    2. Amendment to the Company's Amended Articles of Incorporation to permit certain internal reorganizations without shareholder approval.

    3. Ratification of the appointment of Price Waterhouse LLP as the independent auditors of the Company for 1997.

    4. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on March 11, 1997 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          [JOHN A. MONGELLUZZO SIGNATURE]
                                          John A. Mongelluzzo
                                          Secretary
March 25, 1997

                                    IMPORTANT

    A PROXY STATEMENT AND PROXY ARE SUBMITTED HEREWITH. AS A SHAREHOLDER, YOU ARE URGED TO COMPLETE AND MAIL THE PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THIS ANNUAL MEETING IN PERSON. THE ENCLOSED ENVELOPE FOR RETURN OF PROXY REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED IN WHICH EVENT THEIR SIGNED PROXIES ARE REVOKED. IT IS IMPORTANT THAT YOUR SHARES BE VOTED. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                    STRUCTURAL DYNAMICS RESEARCH CORPORATION

                               2000 EASTMAN DRIVE
                              MILFORD, OHIO 45150

                                                                  March 25, 1997
                                PROXY STATEMENT

    The enclosed form of proxy is being solicited on behalf of the Board of Directors of Structural Dynamics Research Corporation (also referred to as "SDRC" or the "Company") for the Annual Meeting of Shareholders to be held on April 29, 1997. Each of the 32,906,924 shares of Common Stock, without par value, outstanding on March 11, 1997, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. Only shareholders of record on the books of the Company at the close of business on March 11, 1997 will be entitled to vote at the meeting either in person or by proxy. The Company has hired Morrow & Co., Inc. to assist it in soliciting proxies. This Proxy Statement is being mailed to shareholders on or about March 25, 1997.

    The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Each person granting a proxy may revoke it by giving notice to the Company's Secretary in writing or in open meeting at any time before it is voted. Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other regular employees of the Company who will receive no compensation therefor in addition to their regular salaries. Brokers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company will reimburse them for their expenses. The expense of soliciting proxies will be borne by the Company.

    The Annual Report of the Company for the fiscal year ended December 31, 1996 is enclosed with this Proxy Statement.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is comprised of Class I, consisting of four directors, and Class II, consisting of three directors, with no vacancies. At this Annual Meeting, three directors of Class II are to be elected to hold office until the 1999 Annual Meeting of Shareholders. It is the intention of the individuals named in the proxy to vote for the election of only the three nominees designated for Class II directorships. Only the maximum of three Class II directors may be elected. The Company is not currently aware of any potential candidates who may be nominated at or prior to the meeting, and in no event will the proxies solicited hereby be voted for other than the three nominees designated for Class II directorships.

    The nominees, John E. McDowell, James W. Nethercott and Gilbert R. Whitaker, Jr., are currently serving as members of the Board of Directors. While management has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nominations, should any nominee so refuse or become unable to accept, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the Board of Directors. Nominees receiving the three highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the three nominees specified above unless otherwise instructed by the shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

    Information with respect to each of the three nominees is as follows:

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 1997)

    JOHN E. McDOWELL, Partner in the Cincinnati law firm of Dinsmore & Shohl and counsel to the Company since its inception. Mr. McDowell also served as Secretary of the Company from 1967 until 1983. Mr. McDowell is 69 years of age and has been a director of the Company since October, 1967.

    JAMES W. NETHERCOTT, retired Senior Vice President, chief financial officer and a director of The Procter & Gamble Company (a diversified consumer products manufacturer), having served in all three capacities from 1979 until his retirement in 1991. Mr. Nethercott is also a director of Ohio National Financial Services. Mr. Nethercott is 69 years of age and has been a director of the Company since February, 1995.

    GILBERT R. WHITAKER, JR., Professor of Business Economics, University of Michigan from 1979 until the present. Previously Provost and Executive Vice President for Academic Affairs, University of Michigan from 1990 to 1995. Dr. Whitaker also served as Dean of the School of Business Administration, University of Michigan from 1979 to 1990. Dr. Whitaker is also a director of Johnson Controls, Inc., Lincoln National Corporation and the Handleman Company. Dr. Whitaker is 65 years of age and has been a director of the Company since July, 1988.

    The following sets forth similar information with respect to incumbent directors in Class I of the Board of Directors who are not nominees for election at this Annual Meeting of Shareholders:

                               CLASS I DIRECTORS
                             (TERMS EXPIRE IN 1998)


    ALBERT F. PETER, Chairman of the Board and Chief Executive Officer since October, 1996. Mr. Peter joined the Company in 1967 and served in various capacities until his election to the office of Vice President, a position he held until his retirement in December, 1991. In November, 1994 Mr. Peter was named acting Chief Executive Officer of the Company and served in that position until his election as President and Chief Executive Officer in February, 1995. Mr. Peter is 54 years of age and has been a director of the Company since 1983.


    WILLIAM P. CONLIN, Lead Director since October, 1996 and Chairman of the Board of the Company from February, 1995 to October, 1996. Mr. Conlin served as President of CalComp, Inc., a subsidiary of Lockheed Corporation, from 1983 to 1993. Mr. Conlin is also a director of Syntellect Incorporated. Mr. Conlin is 63 years of age and has been a director of the Company since April, 1993.


    BANNUS B. HUDSON, is currently President and Chief Executive Officer of Equity Enterprises, Inc., a strategic consulting firm. Prior to that Mr. Hudson served as President and Chief Executive Officer of The United States Shoe Corporation, having served in such capacities for more than five years, until May, 1995. Mr. Hudson is also a director of Ohio National Financial Services, U.S. Biomaterials Corporation and Castle Dental Centers, Inc. Mr. Hudson is 51 years of age and has been a director of the Company since June, 1995.

    ARTHUR B. SIMS, has served as Chief Executive Officer and Chairman of the Board of 3D Systems Corporation, (developer, manufacturer and marketer of rapid prototyping systems) since August, 1993 and, since September, 1991 has also served as Chief Executive Officer of 3D Systems, Inc., a California corporation which is an indirect, wholly-owned subsidiary of 3D Systems Corporation. From September, 1990 until September, 1991, Mr. Sims was an independent management consultant. Mr. Sims is 59 years of age and has been a director of the Company since July, 1995.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    In the fiscal year ended December 31, 1996, the Board of Directors met on seven occasions. Each incumbent director during the last fiscal year attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

    The Board's committee structure is governed by formal Board of Directors Guidelines on Corporate Governance Issues (the "Corporate Governance Guidelines") which include written charters for each committee. Among other provisions, the Corporate Governance Guidelines specify that only outside directors may serve on the committees. Information regarding the committees is set forth below.


    The Company has an Audit Committee of the Board of Directors, which held seven meetings during 1996. The Audit Committee recommends to the entire Board of Directors the independent auditors to be retained by the Company, consults with the independent auditors with respect to their audit plans, reviews the independent auditors' audit report and any management letters issued by the auditors, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The present members of the Audit Committee are Messrs. Nethercott (Chairman), McDowell and Conlin.


    The Company has a Compensation Committee of the Board of Directors, which held seven meetings during 1996. The Compensation Committee recommends to the entire Board of Directors the compensation arrangements for the Chief Executive Officer, determines the compensation of the corporate officers of the Company, administers the Company's stock option plans, and reviews proposed changes in management organization. The present members of the Compensation Committee are Messrs. Hudson (Chairman) and Conlin and Dr. Whitaker.

    The Board of Directors has a Nominating and Director Affairs Committee, which held two meetings during 1996. The functions of this Committee are to recommend corporate governance policies, to lead the annual self-evaluation of the Board and to periodically seek out qualified candidates for election to the Board and to make recommendations to the whole Board with respect to nominees. The Committee also makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Company's Amended Code of Regulations. The members of the Nominating and Director Affairs Committee are Messrs. McDowell (Chairman), Conlin and Sims. Shareholders wishing to communicate with the Nominating and Director Affairs Committee concerning potential director candidates may do so by corresponding with the Company's Secretary, John A. Mongelluzzo, and including the name and biographical data of the individual being suggested.

                             EXECUTIVE COMPENSATION

SUMMARY

    The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and each of the Company's other four most highly compensated executive officers who held office as of the end of 1996 (the "named executives") during each of the last three fiscal years:

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                       --------------
                                                ANNUAL COMPENSATION      SECURITIES
                                                --------------------     UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR  SALARY($)   BONUS($)(1)   OPTIONS(#)    COMPENSATION($)(2)
----------------------------------------  ----  ---------   --------   --------------   ---------------
Albert F. Peter                           1996    333,333   325,000    200,000 shs.           2,333(4)
  Chairman of the Board                   1995    300,000   350,000    75,000 shs.            2,321(4)
  and Chief Executive Officer             1994     23,864     --       10,000 shs.(3)        22,500(4)

John A. Mongelluzzo                       1996    147,333    75,000    20,000 shs.            4,658(5)
  Vice President,                         1995    134,000   100,000    15,000 shs.            4,257(5)
  Secretary, and                          1994    113,503     --       15,000 shs.            3,513(5)
  General Counsel

Martin A. Neads                           1996    231,667   140,000    35,000 shs.           55,247(6)
  Vice President,                         1995    206,313   170,000    15,000 shs.          104,498(6)
  General Manager                         1994    151,873     --       55,000 shs.            5,101(6)
  SDRC Operations, Inc.

Martin D. Schussel                        1996    176,667   115,000    25,000 shs.            6,372(7)
  Vice President-Product                  1995    147,633   120,000    22,000 shs.            6,306(7)
  Development                             1994     --         --           --               --

Jeffrey J. Vorholt                        1996    180,000   115,000    25,000 shs.            5,167(8)
  Vice President, Chief                   1995    154,568   120,000    15,000 shs.            5,065(8)
  Financial Officer and                   1994     --         --           --               --
  Treasurer


------------------------


(1) Amounts shown include cash bonuses paid in 1996 and 1997 with respect to the Company's performance in 1995 and 1996, respectively, under the Company's Executive Incentive Compensation Plan for Key Management Personnel.


(2) All amounts shown include amounts contributed by the Company pursuant to the Company's Tax Deferred Capital Accumulation (401(k)) Plan, except in the case of Mr. Peter, who does not participate, and Mr. Neads who was not eligible to participate in 1994. Participants in the Company's 401(k) plan may elect to reduce their salaries by no less than 1% per month and no greater than 15% per year and to have such amount contributed to their accounts in this plan. They may also make other voluntary contributions from time to time. With respect to any fiscal year, the Company may elect to partially match employee contributions. Such matching contributions may be either in cash or in shares of the Company's Common Stock. The Company elected to make such contributions for all the years shown. The Company's contributions were made in the form of Common Stock. Amounts in this plan become available for payout upon termination or retirement only.

(3) Consists of  stock  options  granted to  Mr.  Peter  in his  capacity  as  a non-employee director, pursuant to the Company's Directors' Non-Discretionary Stock Option Plan, prior to his election as President and Chief Executive Officer.


(4) Consists of director's fees paid to Mr. Peter in his capacity as a non-employee director in 1994 prior to his election as President and Chief Executive Officer, and $2,333 in 1996 and $2,321 in 1995 which were term life insurance premiums for insurance benefiting the named executive.


(5) Includes, for 1996, 1995 and  1994, respectively, $4,500, $4,121 and  $3,405 representing the Company 401(k) plan contributions, and $158, $136 and $108, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.


(6) Includes, for 1995 and 1994, $9,000 and $5,101 in contributions to the Company's executive pension plan for United Kingdom employees. Also includes, for 1996 and 1995, respectively, $4,500 and $4,586 representing the Company's 401(k) plan contribution and $1,402 and $1,402 which were term life insurance premiums for insurance benefiting the named executive. Also includes, for 1996 and 1995, respectively, $18,230 and $70,835 in payment of costs associated with Mr. Neads' relocation from England to the United States and $31,115 and $18,675 in payment of the private school tuition costs of Mr. Neads' children which the Company reimburses under the employment arrangement with Mr. Neads. See "Executive Compensation -- Employment Agreement."


(7) Includes, for 1996 and 1995, respectively, $4,500 and $4,837 representing the Company's 401(k) plan contribution, and $1,872 and $1,469, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.

(8) Includes, for 1996 and 1995, respectively, $4,500 and $4,500 representing the Company's 401(k) plan contribution, and $667 and $565, which were term life insurance premiums paid by the Company for insurance benefiting the named executive.

STOCK OPTIONS

    The following table sets forth information regarding stock options granted to the named executives during 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                 POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                            VALUE
                                          ---------------------------------------------------     AT ASSUMED ANNUAL
                                                            % OF                                        RATES
                                           NUMBER OF    TOTAL OPTIONS                               OF STOCK PRICE
                                          SECURITIES     GRANTED TO     EXERCISE                   APPRECIATION FOR
                                          UNDERLYING      EMPLOYEES     OR BASE                      OPTION TERM
                                            OPTIONS       IN FISCAL      PRICE     EXPIRATION   ----------------------
                  NAME                    GRANTED#(1)       YEAR        ($/SH.)       DATE        5%($)       10%($)
----------------------------------------  -----------   -------------   --------   ----------   ----------  ----------
Albert F. Peter                            200,000          15.6%         31.25     4/30/2006    3,930,600   9,960,900

John A. Mongelluzzo                         20,000           1.6%         31.25     4/30/2006      393,060     996,090

Martin A. Neads                             35,000           2.7%         31.25     4/30/2006      687,855   1,743,158

Martin D. Schussel                          25,000           2.0%         31.25     4/30/2006      491,325   1,245,113

Jeffrey J. Vorholt                          25,000           2.0%         31.25     4/30/2006      491,325   1,245,113


------------------------

(1) All such options first become exercisable as to 33% of the shares covered after the end of the first year after the date of grant, as to 67% of the shares covered after the end of two years, and are exercisable in full after the end of three years. The option exercise price is not adjustable over the 10-year term of the options except due to stock splits and similar occurrences affecting all outstanding stock.

    The following table sets forth information regarding stock options exercised by the named executives during 1996 and the value of unexercised in-the-money options held by the named parties as of December 31, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                       OPTIONS AT FY-END(#)              AT FY-END($)
                            ACQUIRED ON      VALUE     ----------------------------  ----------------------------
          NAME              EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -------------  -----------  ------------  --------------  ------------  --------------
Albert F. Peter                      0             0        54,750        250,250        496,328        675,234

John A. Mongelluzzo                  0             0        79,200         35,000        448,722        177,741

Martin A. Neads                 28,380       600,167       103,700         63,200        405,538        357,591

Martin D. Schussel              12,000       351,000        63,860         43,040        433,899        179,297

Jeffrey J. Vorholt                   0             0        15,000         40,000        212,241        206,822

COMPENSATION OF DIRECTORS

    During the year ended December 31, 1996, the Company's outside directors (those directors who are not employees of the Company) were compensated for their services as directors at the rate of $15,000 per year. In addition, directors received $1,500 for each Board of Directors meeting and $750 for each committee meeting they attended, and individuals who served as committee chairmen received an additional $250 per committee meeting attended. Currently, the Lead Director, a non-executive position, receives an additional $10,000 per month. The Company does not additionally compensate employee directors. All directors are reimbursed for all expenses incurred in connection with attendance at meetings of the Board and the performance of Board duties.


    In addition, outside directors currently receive stock options under the 1996 Directors' Non-Discretionary Stock Plan (the "Directors' Plan"). The Directors' Plan provides that upon their initial election or appointment, non-employee directors are automatically issued options to purchase 10,000 shares of the Company's Common Stock and that at every annual organizational meeting of directors each then-serving director will receive an additional option to purchase 10,000 shares. All options granted under the Directors' Plan have a five year term and an exercise price equal to 100% of the fair market value of the Common Stock on the date of issuance. Options are not exercisable at all for six months after their issuance, at which time they become exercisable as to 50% of the shares covered. After 12 months, they become exercisable in full until expiration.


    In February 1997, the Board of Directors formally adopted director stock ownership guidelines under which directors are expected to achieve and maintain significant levels of Common Stock ownership which the Directors' Plan is designed to facilitate.

    The Directors' Plan also permits directors, in advance on an annual basis, to elect to receive all or a specified percentage of their annual $15,000 in the form of Common Stock rather than cash.

EMPLOYMENT AGREEMENT


    In November, 1994, Martin A. Neads, who was then Vice President and General Manager -- European Operations, was asked to relocate to the Company's headquarters in the United States and to assume the position of Senior Vice President -- SDRC Operations. The Company agreed to pay all expenses incurred in connection with Mr. Neads' relocation from England. The Company also agreed to pay the school tuition costs of Mr. Neads' children and to pay the airfare for two return trips to England for his family during the first three years of his assignment in the United States. The arrangement with Mr. Neads also provides that, although Mr. Neads is to remain an "at will" employee of the Company, in the event Mr. Neads is terminated by the Company for reasons other than cause (defined as gross misconduct, theft, etc.), he will be given a severance benefit equal to 12 months of his annual pay (defined as base salary plus the target bonus for the current year).


SEVERANCE COMPENSATION AGREEMENTS

    In order to minimize distraction in circumstances arising from a change in control, the Company has entered into severance compensation agreements with each of the named executives, as well as other executive officers of the Company, which provide for the payment of severance compensation in the event the employment of the named executive or other officer is terminated by the Company within two years following a change in control of the Company other than due to death or disability or for cause, or if the executive terminates his or her employment for "good reason." Good reason is defined in detail in the agreements and generally exists if there is a material change in the terms and conditions of the executive's employment. The severance benefits payable under these agreements are equal to 250% of the sum of the prior year's base salary and annual bonus target.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of three non-employee directors of the Company. No member of the Compensation Committee has any insider or interlocking relationship with the Company, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission. The Compensation Committee is responsible for developing and recommending the Company's executive compensation principles, policies and programs to the Board of Directors. In addition, the Compensation Committee recommends to the Board of Directors on an annual basis the compensation to be paid to the Chief Executive Officer and, with advice from the Chief Executive Officer, determines the amount paid to each of the other executive officers of the Company, including the named executives.

    The Compensation Committee works with an outside compensation consultant and supports its compensation decisions by analysis of published surveys and special studies undertaken periodically.

    The Company's compensation programs are designed to provide its executive officers with market competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Board. The objectives of the Company's executive compensation program as developed by the Compensation Committee are to:

    - Provide a direct link between executive officer compensation and the interests of the Company's shareholders by making a significant portion of executive officer compensation dependent upon the financial performance of the Company and the price performance of the Company's Common Stock.

    - Support the achievement of the Company's annual and long-term goals and objectives as determined annually by the Board.

    - Establish base salaries targeted at a median level for comparable positions within a comparison group of companies, with incentive opportunities designed to pay total compensation well above average for outstanding Company performance.

    - Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance, and share dilution considerations.

    - Achieve and maintain desired levels of Common Stock ownership within the executive officer group; desired levels of Common Stock ownership are amounts valued at three times the salary level for the Chief Executive Officer and two times or one time the salary level for other executive officers of the Company. The Company's 1994 Long-Term Stock Incentive Plan is designed to provide opportunities for ownership through retention of shares obtained through the exercise of options.

    - Provide compensation plans and arrangements that encourage the retention of better-performing executives.

    The Compensation Committee's executive compensation policies seek to provide an opportunity for compensation, that varies with performance, which compares favorably to levels provided to executives within a comparative group of companies engaged in high technology businesses. These companies are generally either competitive with or complementary to the Company's business and are generally of comparable size, business characteristics and complexity (the "Comparative Group"). All of the companies in the Comparative Group whose shares are traded on the Nasdaq National Market are included in the Nasdaq Computer and Data Processing Services Stocks Index (see "Executive Compensation -- Financial Performance"). The Comparative Group also includes certain companies whose shares are traded on other exchanges, and are therefore not included in such index, but are nevertheless considered to be comparable to the Company for this purpose.

    The Compensation Committee developed an executive compensation strategy which targets total direct compensation (base salary plus annual incentives plus long-term incentives) at competitive levels compared to the Comparative Group in a manner which directly links the interests of the Company's executives and its shareholders and focuses executives on sustainable long-term growth. Individual compensation levels recommended by the Compensation Committee may vary significantly among the Company's executive officers and from year to year, because such levels may also be based in major part on annual and long-term corporate performance, as well as on individual performance. The Compensation Committee assigns more weight to long-term corporate performance for higher level executives and more weight to annual corporate and individual performance for lower level executives in determining the compensation level of any individual executive officer.

COMPENSATION OF EXECUTIVE OFFICERS

    The compensation of executive officers of the Company includes (i) base salary, (ii) annual incentive cash bonuses, and (iii) long-term incentive compensation currently in the form of stock options. Bonuses and stock options (collectively, "Incentive Compensation") may represent between one-third and two-thirds of an executive officer's potential annual compensation, depending upon the position. In general, the proportion of an executive officer's compensation that is Incentive Compensation increases with the level of responsibility of the officer. Executive officers also receive various benefits generally available to all employees of the Company, such as 401(k) and medical plans.

BASE SALARIES

    The Compensation Committee seeks to set base salaries for the Company's executive officers at levels which are competitive with median levels for executives with similar roles and responsibilities within the Comparative Group. In setting annual salaries for individuals, the Compensation Committee first considers the compensation paid for similar positions within the Comparative Group and the executive's level and scope of responsibility as a benchmark reference. It then considers individual performance of the executive. The
Compensation Committee primarily considers individual performance against expectations in developing its salary increase recommendations. Based on these principles, salary increases were granted to named executives in 1996.

ANNUAL INCENTIVE BONUSES


    Working with an outside compensation consultant and analyzing the total executive compensation components of the Comparative Group, the Compensation Committee has developed an Executive Incentive Compensation Plan ("EIC Plan"). The EIC Plan was approved by the Board of Directors at its regular meeting in February, 1996. Under the EIC Plan, the Compensation Committee recommends to the Board of Directors an aggregate target cash bonus amount for incentive-eligible executives. A target bonus pool will be established based upon specific performance measures approved by the Board of Directors, which will include a test of reasonableness for incentive compensation as a percentage of pre-tax income of the Company.



    Each year the Board establishes three levels of achievement for EIC Plan performance goals -- threshold, target and outstanding. Generally, at performance levels below the threshhold, no bonuses are payable unless otherwise approved by the Compensation Committee. The target bonus pool is determined by the sum of individual participants' awards at target performance levels. Individual bonuses at target may range from 10% to 60% of base annual salary at target. Upon reaching the threshold performance goals, a participant will be eligible for up to 50% of his or her target bonus. Actual bonus payments will be interpolated between threshold (50%), target (100%) and outstanding (150% - 200%) and will not exceed 200% of the target bonus.



    Applying the basic principles of the EIC Plan to 1996 Company and individual performances, the Compensation Committee recommended and the Board of Directors approved bonuses for the named executives and other key executives representing a level of performance in 1996 approximately midway between target and outstanding. (See "Executive Compensation -- Summary Compensation Table.")


OPTION GRANTS

    The Company's 1994 Long-Term Stock Incentive Plan authorizes the Compensation Committee to award stock options and restricted stock to key executives. Stock option grants are designed to align the long-term interests of the Company's executives with those of its shareholders by directly linking executive compensation to shareholder interest, as well as enabling executives to develop and maintain significant long-term equity ownership positions. The number of options granted to an executive is a function of grants for similar positions made by the companies within the Comparative Group and the executive's level of responsibility. Variance from these numbers is based upon the
Compensation Committee's reasoned expectation of the executive's future contribution to the Company. Generally, the Compensation Committee grants non-statutory options early in each fiscal year at an exercise price equal to the fair market value of Company Common Stock on the date of grant. Option grants are designed to enable key executives to achieve and maintain the stock ownership guidelines established for key executives over a five year period of time.

CHIEF EXECUTIVE OFFICER COMPENSATION

    During 1996, the compensation of Albert F. Peter, Chairman and Chief Executive Officer of the Company, was recommended to the Board of Directors by the Compensation Committee based upon similar basic objectives and principles described above for the other senior executives. In developing its recommendations during 1996, the Compensation Committee took into account Mr. Peter's significant contributions to the Company's record revenues of $224,138,000 in 1995 (compared to $185,358,000 in 1994) and record operating income of $23,809,000 in 1995 (compared to an operating loss of $4,462,000 in 1994). The Compensation Committee also considered the Company's continued turnaround from a troubled base period during the time Mr. Peter has been Chief Executive Officer, compared to a cumulative operating loss of $11,358,000 in the two years prior to Mr. Peter's election. On this basis, the Compensation Committee recommended, and the Board of Directors determined, that Mr. Peter's 1996 base salary would be increased $50,000 per year to $350,000, a 16.7% increase over Mr. Peter's 1995 base salary. The Committee recommended, and the Board of Directors awarded, an executive bonus to Mr. Peter for 1996 of $325,000, or 93% of his 1996 base salary, representing revenue and earnings growth between target and outstanding. A stock option grant of 200,000 shares of Common Stock was made to Mr. Peter in 1996 consistent with the Compensation Committee's long-term incentive guidelines and was based upon the Compensation Committee's expectations of Mr. Peter's future contributions to the success of the Company.


William P. Conlin            Bannus B. Hudson           Gilbert R. Whitaker, Jr.

                             FINANCIAL PERFORMANCE

    The following graph summarizes the cumulative return on $100 invested in the Company's Common Stock, the S&P 500 Stock Index and the Nasdaq Computer and Data Processing Services Stocks Index over a five year period as calculated by the Center for Research in Security Prices at the University of Chicago.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            SDRC STOCK     S&P 500      NASDAQ C&D
1991              $100.0      $100.0          $100.0
1992               $37.9      $107.7          $107.6
1993               $59.5      $118.2          $113.9
1994               $18.5      $119.8          $138.2
1995              $101.3      $164.8          $210.5
1996               $69.0      $203.2          $260.0

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

    Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by the Company to be the beneficial owners of 5% or more of the Company's Common Stock as of December 31, 1996:

  TITLE OF         NAME AND ADDRESS OF        AMOUNT AND NATURE     PERCENT
   CLASS            BENEFICIAL OWNER             OF OWNERSHIP       OF CLASS
------------  -----------------------------  --------------------   --------
Common Stock  State of Wisconsin Investment          2,406,800(1)       7.25%
              Board
              P.O. Box 7842
              Madison, WI 53707

Common Stock  Fred Alger Management, Inc.            1,766,950(2)       5.32%
              75 Maiden Lane
              New York, NY 10038

Common Stock  J. & W. Seligman Co., Inc.             3,481,980(3)      10.49%
              100 Park Avenue
              New York, NY 10017

------------------------

(1) The information in the above table and in this footnote was obtained from  a
    Schedule 13G filed by such shareholder. Such shareholder has the sole power to vote and to direct the disposition of such shares.

(2) The information in the above table and in this footnote was obtained from  a
    Schedule 13G filed by such shareholder. Such shareholder has the sole power to vote 23,400 of such shares and the shared power to vote 1,743,550 of such shares. Such shareholder has the sole power to direct the disposition of 1,761,850 of such shares. The type of dispositive power held with respect to the other shares listed above is not specified in the Schedule 13G.

(3) The  information in the above table and in this footnote was obtained from a
    Schedule 13G filed by such shareholder. Such shareholder has the sole power to vote 3,435,300 of such shares. The voting power held with respect to the other shares listed above is not specified in the Schedule 13G. Such shareholder has the sole power to direct the disposition of all such shares.

MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock by its directors, the named executives, and all directors and executive officers as a group, as of March 11, 1997:


  TITLE OF                                           AMOUNT AND NATURE OF    PERCENT OF
   CLASS            NAME OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP(1)   CLASS(2)
------------  ------------------------------------  -----------------------  ----------

Common Stock  Albert F. Peter                               318,791 shs.(3)     1.0%

Common Stock  William P. Conlin                              54,900 shs.(4)      .2%

Common Stock  Bannus B. Hudson                               36,473 shs.(5)      .1%

Common Stock  John E. McDowell                               88,425 shs.(6)      .3%

Common Stock  James W. Nethercott                            27,589 shs.(7)      .1%

Common Stock  Arthur B. Sims                                 23,480 shs.(8)      .1%

Common Stock  Gilbert R. Whitaker, Jr.                       54,400 shs.(9)      .2%

Common Stock  John A. Mongelluzzo                           98,179 shs.(10)      .3%

Common Stock  Martin A. Neads                              131,216 shs.(11)      .4%

Common Stock  Martin D. Schussel                            99,820 shs.(12)      .3%

Common Stock  Jeffrey J. Vorholt                            33,622 shs.(13)      .1%

Common Stock  All Directors and Executive Officers         979,941 shs.(14)     2.9%
               as Group (14 Persons)


------------------------


 (1) The persons and entities named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options are considered to be currently exercisable if by their terms they may be exercised as of March 11, 1997 or if they become exercisable within 60 days thereafter.


 (2) These percentages assume the exercise of certain currently exercisable stock options, which options have not in fact been exercised.


 (3) Includes 142,205 shares held of record by Mr. Peter; 6,000 shares held of record by Mr. Peter as custodian for his children; 29,680 shares held of record by Mr. Peter's wife; 4,656 shares held by Mr. Peter's wife as a joint tenant with other members of her family; and 136,250 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.



 (4) Includes 8,900 shares held of record or beneficially by Mr. Conlin and 46,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.


 (5) Includes 12,500 shares held of record by Mr. Hudson and 23,973 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

 (6) Includes 16,225 shares held of record by Mr. McDowell; 32,200 shares held of record by Mr. McDowell's wife (including 1,600 shares held in trust for the benefit of their grandchildren); and 40,000 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.


 (7) Includes 27,589 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options held by Mr. Nethercott.



 (8) Includes 23,480 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options held by Mr. Sims.


 (9)  Includes 14,400 shares  held of record  by Dr. Whitaker  and 40,000 shares
    which  are  issuable  upon  the  exercise  of  currently  exercisable,   but
    unexercised stock options.


(10) Includes 3,321 shares held of record or beneficially by Mr. Mongelluzzo, 8 shares held in trust for his children and 94,850 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.


(11)  Includes 5,916  shares held  of record  or beneficially  by Mr.  Neads and
    125,300  shares  which   are  issuable  upon   the  exercise  of   currently
    exercisable, but unexercised stock options.

(12) Includes 16,930 shares held of record or beneficially by Mr. Schussel and 82,890 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.


(13) Includes 5,272 shares held of record or beneficially by Mr. Vorholt and 28,350 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.


(14) Includes a total of 680,232 shares which are issuable upon the exercise of currently exercisable, but unexercised stock options.

                  PROPOSAL TO AMEND ARTICLES OF INCORPORATION

    Paragraph 1 of Article Fifth of the Company's Amended Articles of Incorporation , a copy of which is set forth on Exhibit A hereto, enumerates a number of fundamental corporate events which may be undertaken by the Company only with the prior affirmative vote of the holders of at least two-thirds of the Company's outstanding Common Stock.

    Included among the fundamental events is "any merger or consolidation of the Corporation with or into any other corporation," see Article Fifth, Paragraph
(1)(a). This language, which was originally included in the Amended Articles of Incorporation years prior to the Company's initial public offering in 1987, does not distinguish between mergers involving third parties unrelated to the Company, for which the Board believes the shareholder approval requirement is quite appropriate, and internal reorganizational transactions involving only the Company's wholly-owned subsidiaries, for which the Board believes the shareholder requirement is unnecessary and inefficient.

    In the absence of a provision in the articles of incorporation to the contrary, Ohio law permits the merger of a subsidiary into a parent corporation without shareholder approval so long as the parent owns at least 90% of the subsidiary's outstanding capital stock. Such mergers are commonly referred to as "short form mergers" and are permitted under the corporation statutes of most states. The Ohio short form merger statute is presently Section 1701.80 of the Ohio Revised Code.

    The Board of Directors believes that it is in the best interests of the Company and its shareholders to modify the Company's Amended Articles of Incorporation to provide that shareholder approval will not be required for any merger that otherwise would be permitted under the applicable Ohio statute as a short form merger without shareholder approval. The specific language of the amendment recommended by the Board appears on Exhibit A hereto.

    The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company is required to adopt the resolution to amend the Amended Articles of Incorporation. Proxies will be voted in favor of the following resolution unless otherwise instructed by the shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote against the resolution. The Board of Directors recommends the adoption of the resolution.

    The resolution states:

        RESOLVED, that Article Fifth, Paragraph 1(a) of the Company's Amended Articles of Incorporation be, and it hereby is, amended as set forth in Exhibit A.

                              ELECTION OF AUDITORS

    The accounting firm of Price Waterhouse LLP is presently serving as the Company's independent accounting firm as recommended by the Audit Committee. Price Waterhouse LLP also served as the Company's independent auditors with respect to the Company's financial statements for the fiscal year ended December 31, 1996. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of a majority of the Company's Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolution. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board of Directors in order to give the shareholders a voice in the selection of auditors. If the resolution is rejected by the shareholders, the Board of Directors will reconsider its choice of Price Waterhouse LLP as the Company's independent auditors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholders. Abstentions will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome of the proposal. The Board of Directors recommends the adoption of the resolution.

    The resolution states:

        RESOLVED, that shareholders of the Company hereby ratify the action of the Board of Directors in retaining Price Waterhouse LLP as the independent auditors of the Company for 1997.

                           1998 SHAREHOLDER PROPOSALS

    In order for any shareholder proposals for the 1998 Annual Meeting of Shareholders to be eligible for inclusion at the meeting, they must be received by the Secretary of the Company at 2000 Eastman Drive, Milford, Ohio 45150, prior to November 25, 1997.

                                 OTHER MATTERS

    The Company has retained Morrow & Co., Inc., a professional solicitation firm, to assist in soliciting proxies for a fee estimated at $5,500. Morrow & Co., Inc. will use approximately 30 people to solicit proxies on behalf of the Company.

    The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                                          By Order of the Board of Directors

                                               [SIGNATURE]
                                          John A. Mongelluzzo
                                          Secretary

                                                                       EXHIBIT A

                              AMENDMENT TO ARTICLE
                            FIFTH, PARAGRAPH 1(A) OF
                     THE AMENDED ARTICLES OF INCORPORATION

CURRENT ARTICLE FIFTH, PARAGRAPH 1

    FIFTH: The following provisions shall define, limit and regulate the exercise of the authority of the Corporation, or of its shareholders, or of any class of shareholders, or of its Directors, or create and define rights and privileges of the shareholders among themselves.

(1) Except as may be otherwise provided in the Articles of Incorporation or Code of Regulations of the Corporation:

    (a) any merger or consolidation of the Corporation with or into any other corporation; and

    (b) any sale, lease, exchange or other disposition of all, or substantially all, the assets with or without goodwill of the Corporation;

    (c) adoption of a resolution of dissolution; and

    (d) any amendment to the Articles of Incorporation of the Corporation;

   shall require the affirmative vote of the holders of shares entitling them to two-thirds (2/3rds) of the voting power of the Corporation, notwithstanding that some lesser percentage may be specified or permitted by law. Action on any other matter at any shareholders' meeting may be taken by the affirmative vote of the holders of the majority of shares entitled to vote thereon, unless the Articles of Incorporation or Code of Regulations expressly provide for a greater proportion of such voting power on any such matter.

ARTICLE FIFTH, PARAGRAPH 1(A) AS PROPOSED TO BE AMENDED

       "(a) any merger (other than a merger described in Section 1701.80 of the Ohio Revised Code as in effect on January 1, 1997, as the same may be amended from time to time, or any successor statute thereto) or consolidation of the Corporation with or into any other corporation; and..."

                                   [SDRC LOGO]

                  -------------------------------------------
                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                          ----------------------------


                                      1997
                                 ANNUAL MEETING
                                OF SHAREHOLDERS



                                 APRIL 29, 1997

PROXY               STRUCTURAL DYNAMICS RESEARCH CORPORATION
                               2000 Eastman Drive
                              Milford, Ohio 45150

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints Albert F. Peter, John A. Mongelluzzo and Jeffrey J. Vorholt, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of Structural Dynamics Research Corporation which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of said Company scheduled to be held on April 29, 1997 at 2:00 p.m. at the Company's offices, 2000 Eastman Drive, Milford, Ohio 45150 or at any adjournment or recess thereof.


    Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on each proposal.

1.  ELECTION OF CLASS II DIRECTORS.
    / / FOR all nominees listed below      / / WITHHOLD AUTHORITY
    (except as marked to the contrary below)

          JOHN E. McDOWELL, JAMES W. NETHERCOTT, GILBERT R. WHITAKER, JR.

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below)

    ----------------------------------------------------------------------------

2. Approval of the adoption of an amendment to the Company's Amended Articles of Incorporation to permit certain internal reorganizations without Shareholder approval.

                      / / FOR      / / ABSTAIN      / / AGAINST

3. Ratification of the appointment of Price Waterhouse LLP as the independent auditors of the Company for 1997.

                      / / FOR      / / ABSTAIN      / / AGAINST

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR the proposals in paragraphs 2 and 3.

ALL FORMER PROXIES ARE HEREBY REVOKED.
                                                  NUMBER OF SHARES _____________

                                                  ------------------------------
                                                    (Signature of Shareholder)

                                                  ------------------------------
                                                    (Signature of Shareholder)

                                                  (Please sign exactly as your
                                                  name appears hereon. All joint
                                                  owners should sign. When
                                                  signing in a fiduciary
                                                  capacity or as a corporate
                                                  officer, please give your full
                                                  title as such)
                                                  Dated: _________________, 1997